Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Conatus Pharmaceuticals Inc. 2013 Incentive Award Plan, Conatus Pharmaceuticals Inc. 2006 Equity Incentive Award Plan and Conatus Pharmaceuticals Inc. 2013 Employee Stock Purchase Plan of our report dated May 9, 2013 (except as to the last paragraph in Note 13, as to which the date is July 8, 2013) with respect to the consolidated financial statements of Conatus Pharmaceuticals Inc. included in the Registration Statement (Form S-1 No. 333-189305) and related Prospectus of Conatus Pharmaceuticals Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

July 24, 2013